UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 7, 2016

Erie Indemnity Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-24000	25-0466020
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Erie Insurance Place, Erie, Pennsylvania		16530
_______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:	(814) 870-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement

New Term Loan Facility

On November 7, 2016, Erie Indemnity Company (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with PNC Bank, National Association (“PNC”). The Credit Agreement provides for a $100 million senior secured delayed draw term loan credit facility (the “Credit Facility”) for the acquisition of real property in Erie, Pennsylvania and construction of an office building that will serve as part of the Company’s principal headquarters.

The Company may request four draws of $25 million each under the Credit Facility on each of December 1, 2016, June 1, 2017, December 1, 2017 and June 1, 2018 (the “Draw Period”). During the Draw Period, the Company will make monthly interest-only payments under the Credit Facility and thereafter the Credit Facility converts to a fully-amortized term loan with monthly payments of principal and interest over a period of 28 years.

Borrowings under the Credit Facility will bear interest at a fixed rate of 4.35%. In addition, the Company is required to pay a commitment fee of 0.08% on the unused portion of the Credit Facility during the Draw Period. The Company’s obligations under the Credit Agreement are secured pursuant to the terms of a Pledge Agreement also dated November 7, 2016 between the Company and PNC (the “Pledge Agreement”). Under the Pledge Agreement, the Company has pledged certain investment accounts of the Company with a value not less than 105% of the Credit Facility, which may be increased to 115% based on the Company’s debt service coverage ratio and cash ratio.

Financial covenants under the Credit Agreement require the Company to maintain its ratio of indebtedness to net worth at less than 35% and maintain a minimum net worth. The Credit Agreement also includes covenants and restrictions that are substantially consistent with those included in the Company’s Amended and Restated Credit Agreement dated October 25, 2013 among the Company, the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent, as amended (the “Revolving Facility”). These covenants limit the Company’s ability to incur additional indebtedness, create or assume liens on its property or assets, guarantee obligations, make investments, pay dividends, merge, consolidate or sell all or substantially all of its assets and enter into transactions with an affiliate of the Company. These covenants, which are described more fully in the Credit Agreement, to which reference is made for a complete statement of the covenants, are subject to certain exceptions.

The Credit Agreement also includes customary events of default that are substantially consistent with those included in the Revolving Facility, including failure to pay principal, interest or fees when due, if any representation or warranty made by the Company is false or misleading in any material respect, failure to comply with covenants, default under certain other indebtedness, the occurrence of certain material judgments, the invalidity of the loan documents, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain ERISA events or a change in control of the Company. Repayment of amounts outstanding under the Credit Facility may be accelerated upon certain events of default.

The above description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Pledge Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Amendment of Revolving Facility

On November 7, 2016 the Company entered into a Second Amendment to Amended and Restated Credit Agreement among the Company, the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent (the “Amendment”). The Amendment amends the Revolving Facility to permit liens on marketable securities securing indebtedness in connection with the acquisition of real property and/or construction of improvements thereon.

The above description does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.3 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Top of the Form

Item 8.01 Other Events

On November 11, 2016, the Company announced the construction of a new office building on the Erie Insurance Home Office campus in downtown Erie, Pennsylvania. The 346,000 square foot building will be located on East Sixth Street next to the historic Erie Insurance Heritage Center and extending to East Seventh and French Streets. Total building and related project costs are estimated to be $135 million. Construction is expected to begin in spring 2017, lasting about three years.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Credit Agreement by and among Erie Indemnity Company and PNC Bank, National Association, dated as of November 7, 2016.

10.2 Pledge Agreement made by Erie Indemnity Company in favor of PNC Bank, National Association, dated as of November 7, 2016.

10.3 Second Amendment to Amended and Restated Credit Agreement by and among Erie Indemnity Company, the lenders named therein and JPMorgan Chase Bank, National Association, as administrative agent dated November 7, 2016.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erie Indemnity Company

November 14, 2016	By:	/s/ Brian W. Bolash

Name: Brian W. Bolash
Title: Corporate Secretary and Senior Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement by and among Erie Indemnity Company and PNC Bank, National Association, dated as of November 7, 2016
10.2	Pledge Agreement made by Erie Indemnity Company in favor of PNC Bank, National Association, dated as of November 7, 2016
10.3
Second Amendment to Amended and Restated Credit Agreement by and among Erie Indemnity Company, the lenders named therein and JPMorgan Chase Bank, National Association, as administrative agent dated November 7, 2016